Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Transition Agreement”) dated as of August 1, 2022 is by and between James W. Woodall (“Executive”) and Fidelity National Information Services, Inc. (the “Company”).

RECITALS

A.Executive is employed as Corporate Executive Vice President and Chief Financial Officer of the Company.
B.The Company and Executive entered into an Employment Agreement on October 1, 2009, which has been amended on January 29, 2013, March 15, 2013, February 23, 2016, May 5, 2018 and January 31, 2022 (as amended, the “Employment Agreement”). For the avoidance of confusion, references herein to sections of the Employment Agreement shall refer to the section numbers in effect prior to the renumbering pursuant to section 3 of the amendment dated February 23, 2016. In addition, capitalized terms used herein that are not defined in this Transition Agreement shall have the meaning defined in the Employment Agreement.
C.The Company notified Executive that it planned to announce the appointment of Eric Hoag as its new Corporate Executive Vice President and Chief Financial Officer effective as of November 4, 2022.
D.The Company hereby acknowledges that the Company’s appointment of a new Corporate Executive Vice President and Chief Financial Officer effective as of November 4, 2022 will constitute a Good Reason event pursuant to section 8(f) of the Employment Agreement.
E.In lieu of Executive terminating his employment for Good Reason pursuant to the terms of the Employment Agreement, and to ensure a seamless transition of Executive’s duties and responsibilities, the Company and Executive desire to enter into this Transition Agreement.

AGREEMENT

    For and in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
1.Term; Transition Period. During the period from the date hereof through and including November 4, 2022 (the “Transition Date”), Executive’s employment with the Company (including compensation and benefits) will continue to be governed by the Employment Agreement, and the Employment Agreement will remain in full force and effect and nothing in this Transition Agreement shall limit or otherwise affect the rights and obligations of the parties under the Employment Agreement prior to the Transition Date. During the period from the Transition Date through and including March 31, 2025 (the “Outside Date”) or such earlier date on which Executive’s employment hereunder is terminated pursuant to Section 7 hereof (such date, the “Transition Period End Date” and such period the “Transition Period”), Executive shall provide the Transition Services (as defined below) as a non-executive part-time employee of the Company with the title of Chief Financial Officer Emeritus reporting to the Chairman of the Company’s Board of Directors (the “Board”).

2.Transition Period Compensation. During the Transition Period, the Company shall pay Executive a gross amount of $20,834.00 per month ($250,000 per year), less all deductions for payroll taxes and other withholdings required by applicable law, payable at the time and in the manner dictated by the Company’s standard payroll policies.
3.Transition Services. During the Transition Period, as Chief Financial Officer Emeritus, Executive shall provide the following transition services (collectively, the “Transition Services”):
a.support any successor Chief Financial Officer’s transition into that role (including, without limitation, with respect to quarterly earnings preparation, budgeting, preparation for board meetings, investor calls, etc.);
b.serve on the board of directors or managers of up to four (4) of the Company’s subsidiaries, as designated by the Chairman of the Board; and
c.act as a strategic adviser to the Chairman of the Board and assist the Chairman of the Board with special projects, in each case, as reasonably requested by the Chairman of the Board from time to time.
4. 409A Separation from Service. It is hereby acknowledged and agreed that the Transition Date will constitute the date on which Executive is no longer serving as a full-time executive officer of the Company in the role of Corporate Executive Vice President and Chief Financial Officer, and that, by reason of the level of services Executive will be required to perform following the Transition Date, Executive will be deemed to experience a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service thereunder (collectively, “Section 409A”).
5.Time Commitment. During the Transition Period, Executive will be expected to devote such time and energy to the performance of the Transition Services as is reasonably required to perform the Transition Services; provided that in no event shall Executive provide Transition Services representing more than 20 percent of the average level of bona fide services performed by Executive over the 36-month period immediately preceding the Transition Date.
6.Other Compensation and Benefits. During the Transition Period, Executive (i) will not be entitled to receive any bonus or future equity grants and (ii) will be eligible to participate in FIS benefit plans available to other part-time employees, including the Company’s 401(k) savings plan and, upon Executive’s satisfaction of the minimum age requirement, the Qualified Retirement Equity Program. However, it is hereby acknowledged that during the Transition Period, Executive will not be eligible for further participation in the Company’s employee stock purchase plan or the Company’s health plans (other than pursuant to COBRA as set forth in Section 8.c. below).
7.Termination of Employment. Executive’s employment following the Transition Date shall terminate effective as of the close of business on the Outside Date, unless terminated earlier pursuant to this Section 7.
a.Termination by the Company for a Reason Other than Cause, Death or Disability. If, after the Transition Date, (i) the Company terminates Executive’s employment upon ninety (90) days prior written notice for a reason other than Cause, subject to Executive’s (or, in the event of death or Disability, his personal representative’s or beneficiary’s, as applicable) execution and delivery to the Company of a general release of claims in favor of the

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Company and its affiliates, substantially in the form attached hereto as Attachment 1 (a “Release”), within sixty (60) days following the date of termination and non-revocation thereof, (1) the Company shall pay Executive as soon as practical, but not later than the sixty-fifth (65th) day after the date of termination, any earned and unpaid salary through the date of termination, and (2) all outstanding stock options which are then vested, or which thereafter vest in accordance with Section 8.b. hereof, will remain exercisable until the expiration date set forth in the applicable grant agreements, subject to and contingent upon Executive’s continued compliance with the restrictive covenants in the applicable grant agreements and Sections 11 through 14 of the Employment Agreement.
b.Termination by Executive or Termination by the Company for Cause. If, after the Transition Date, Executive terminates his employment, or the Company terminates Executive’s employment for Cause, the Company shall pay Executive as soon as practical, but not later than the sixty-fifth (65th) day after the date of termination any earned and unpaid salary through the date of termination. For the avoidance of doubt, in the event of a termination of Executive’s employment prior to the Outside Date pursuant to this Section 7(b), all outstanding stock options which are then vested, or which thereafter vest in accordance with Section 8.b. hereof, will remain exercisable for ninety (90) days following the effective date of such termination, or with respect to unvested stock options, ninety (90) days following the date such options vest.
c.Termination due to Death or Disability. If, after the Transition Date, Executive’s employment is terminated due to Executive’s death or Disability, subject to his personal representative’s or beneficiary’s, as applicable, execution and delivery to the Company of a general release of claims in favor of the Company and its affiliates, substantially in the form attached hereto as Attachment 1 (a “Release”), within sixty (60) days following the date of termination and non-revocation thereof, (1) the Company shall pay Executive as soon as practical, but not later than the sixty-fifth (65th) day after the date of termination, (i) any earned and unpaid salary through the date of termination, and (ii) an amount equal to the gross monthly Transition Period compensation ($20,834.00), less all deductions for payroll taxes and other withholdings required by applicable law, that would have been paid for a period of three (3) months, and (2) all outstanding stock options which are then vested, or which thereafter vest in accordance with Section 8.b. hereof, will remain exercisable until the expiration date set forth in the applicable grant agreements, subject to and contingent upon Executive’s continued compliance with the restrictive covenants in the applicable grant agreements and Sections 11 through 14 of the Employment Agreement.
d.For the avoidance of doubt, in the event of any termination of Executive’s employment during the Transition Period but prior to the Outside Date, Executive will remain entitled to the continued vesting of any equity awards described in Section 8.b. hereof, but will only be entitled to an extended period to exercise stock option awards if Executive’s employment was terminated pursuant to Section 7.a. or Section 7.c. hereof (subject to the other requirements of such Section 7.a. or Section 7.c.), or if prior to such termination Executive has satisfied the minimum age requirement for the Qualified Retirement Equity Program (subject to the other terms and conditions of the foregoing Program). If Executive’s employment does not terminate prior to the Outside Date, then following the Outside Date Executive shall be entitled to the benefits of the Qualified Retirement Equity Program, subject to the other terms and conditions thereof.
8.Good Reason Transition Payments and Benefits. In consideration of and subject to the Executive’s execution and delivery to the Company of a Release within sixty (60) days of the Transition Date and non-revocation thereof, and subject to Executive’s continued compliance with this Transition Agreement, including but not limited to Sections 9 and 10 hereof, the Company and Executive acknowledge and agree to the following payments and benefits that

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would have otherwise been due to Executive in connection with a Good Reason termination as defined in Section 9(a) of the Employment Agreement (the “Good Reason Transition Payments and Benefits”):
a.Executive shall receive a one-time payment (paid on May 15, 2023) in an amount equal to the cash portion of all Obligations of the Company Upon Termination in connection with a Termination by Executive for Good Reason (as defined in the Employment Agreement), as follows:
i.a gross lump sum amount of $4,880,814.00, less legal deductions, which is equal to 200% of the sum of (1) Executive’s Annual Base Salary in effect immediately prior to the Transition Date, and (2) the highest Annual Bonus paid to Executive by the Company within the three (3) years preceding the Transition Date (or if higher, the target Annual Bonus in 2022);
ii.a gross lump sum amount of $164,015.00, less legal deductions, which is equal to the sum of (1) thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect (e.g., employee only or family coverage) on the Transition Date, and (2) thirty-six monthly life insurance premiums based on the monthly premiums that would be due assuming Executive had converted the Company’s life insurance coverage that was in effect on the Transition Date into an individual policy; and
iii.contingent upon the Company achieving the financial targets set by the Compensation Committee for fiscal year 2022 under the Company’s Annual Bonus Plan, Executive will receive a pro-rated Annual Bonus based upon the actual Annual Bonus that would have been earned by Executive for fiscal year 2022, multiplied by the number of days in the 2022 calendar year preceding the Transition Date over three hundred sixty-five (365).
b.All stock options, restricted stock units, performance stock units, integration incentive awards and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Transition Date shall become vested and/or payable in accordance with the terms of, and dates specified in, the applicable grant agreements, including being subject to the achievement of any stated performance metrics for a given period (i.e., continue to vest and distribute in accordance with the vesting terms set forth in the applicable grant agreements), subject to and contingent upon Executive’s compliance with the restrictive covenants in the applicable grant agreements and Sections 11 through 14 of the Employment Agreement. For the avoidance of doubt, such continued vesting shall occur notwithstanding Executive’s cessation of full-time service with the Company after the Transition Date.
c.In addition to the benefits described in Section 8.a.ii. above, as long as Executive pays the full monthly premiums for COBRA coverage, the Company shall provide Executive and, as applicable, Executive's eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company's active executives and their dependents until the earlier of (1) eighteen (18) months after the Transition Date, or (2) the date Executive is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer.
d.Release. As a condition to receiving the Good Reason Transition Payments and Benefits described in this Section 8, Executive agrees to sign and return to the Company a Release, in substantially the form of Attachment 1, on or after the Transition Date (and in no event later than sixty (60) days following the Transition Date). As a condition to Executive’s continued participation in any generally available post-termination employee benefits, including, without limitation, the Qualified Retirement Equity Program (subject to the

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other terms and conditions thereof), Executive agrees to again sign and return to the Company a Release, in substantially the form of Attachment 1, on or after the Transition Period End Date (and in no event later than sixty (60) days following the Transition Period End Date).
9.Waiver of Employment Agreement; Affirmation of Continuing Obligations. Following the Transition Date, Executive waives any claim for payments or other benefits to which he would be entitled pursuant to the Employment Agreement, except to the extent accrued prior to the Transition Date and unpaid. To the extent there is a conflict between the terms of this Transition Agreement and the terms of the Employment Agreement, the terms of this Transition Agreement shall control. Executive hereby acknowledges and agrees that the execution of this Transition Agreement does not alter Executive’s obligations to the Company and its affiliates under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which Executive is a party with the Company or any of its affiliates (including, without limitation, the obligations set forth in Sections 11 through 14 of the Employment Agreement and in the applicable grant agreements) (the “Restrictive Covenants”), which obligations are hereby incorporated into this Transition Agreement and shall survive the termination of Executive’s employment with the Company, and the Executive hereby acknowledges, reaffirms and ratifies Executive’s continuing obligations to the Company and its affiliates pursuant to such agreements or arrangements.
10.Confidential Information. Executive will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Executive agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. Executive will keep confidential and, outside the scope of Executive's duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Executive advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Transition Period and at all times thereafter Executive will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Executive utilize any such information, either alone or with others, outside the scope of Executive's duties and responsibilities with Company and its affiliates.
11.Cooperation. During or following Executive’s employment as Chief Financial Officer Emeritus, Executive agrees that he will provide reasonable assistance and information, if reasonably requested by the Company and upon reasonable notice, regarding any federal, state or local government agency or department’s inquiries or investigations or any legal claims or litigation relating to events occurring or known to him during the time he was employed by the Company. The Company agrees to promptly reimburse Executive for any out-of-pocket costs incurred by Executive in meeting his obligation under this provision in accordance with the Company’s expense reimbursement policies.
12.Entire Agreement. This Transition Agreement, including the attachment, contains the entire understanding and agreement between the parties regarding the employment of Executive before and after the Transition Date and the termination of Executive’s employment after such date, and shall not be modified or superseded except upon express written consent of the parties to this Transition Agreement. The parties represent and acknowledge that in executing this Transition Agreement, each party does not rely and has not relied upon any

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representation or statement made by another party or their agents, representatives or attorneys which is not set forth in this Transition Agreement.
13.Supersedes Past Agreements. This Transition Agreement and Restrictive Covenants supersede and render null and void any previous agreements or contracts regarding the termination of Executive’s employment, whether written or oral, between Executive and any of the Company Released Parties (as defined in the Release), including without limitation, the Employment Agreement (but only from and after the Transition Date), except with respect to any provisions of the Employment Agreement incorporated by reference in this Agreement and except as specifically set forth herein. For the avoidance of doubt, the Restrictive Covenants shall remain in full force and effect for the duration set forth in the applicable agreement or by applicable law.
14.Non-Admission. This Transition Agreement shall not be admissible as evidence in any proceeding except where one of the parties to this Transition Agreement seeks to enforce this Transition Agreement or alleges this Transition Agreement has been breached, or where one of the parties is required to produce this Transition Agreement or evidence of a particular provision of the Transition Agreement by a court or administrative agency of competent jurisdiction.
15.Opportunity to Consider. The Company and Executive acknowledge that each has read, studied, considered, and deliberated upon this Transition Agreement, has consulted with counsel and both parties fully understand and are in complete agreement with all of the terms of this Transition Agreement.
16.Governing Law. This Transition Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Transition Agreement shall be brought only in a state or federal court in Jacksonville, Florida.
17.Counterparts. This Transition Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Transition Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Transition Agreement and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Transition Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes.
18.Successors and Assigns. This Transition Agreement shall inure to the benefit of the Company and its respective successors and assigns. Executive’s rights and obligations under this Transition Agreement shall not be transferable by Executive by assignment or otherwise; provided, however, that the rights and benefits under this Transition Agreement shall inure to the benefit of Executive’s estate, personal representatives, and beneficiaries.
19.Tax. The provisions of Section 26 (Tax) of the Employment Agreement are hereby incorporated into this Transition Agreement by reference, as if fully set forth herein, with the references to “this Agreement” deemed to reference this Transition Agreement.
[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

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IN WITNESS WHEREOF, the Company and Executive hereby execute this Transition Agreement at Jacksonville, Florida this 1st day of August, 2022.

                    /s/ James W. Woodall
                    James W. Woodall, individually

                     Fidelity National Information Services, Inc.

    By: /s/ Denise Williams
Name: Denise Williams                                                Title: CEVP and Chief People Officer

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ATTACHMENT 1
GENERAL RELEASE

This General Release (this “Release”) is entered into by James W. Woodall (“Executive”) pursuant to Sections 7 and 8 of the Transition Agreement (the “Transition Agreement”), dated as of [ ], 2022, by and between Executive and Fidelity National Information Services, Inc. (the “Company”).

1.    Executive understands and agrees that a material reason the Company agreed to the Transition Agreement, and provided the benefits of the Transition Agreement, including the benefits set forth in Sections 7 and 8, and the Good Reason Transition Payments and Benefits set forth in Section 8, of the Transition Agreement, was the Executive’s agreement to execute, deliver and not revoke this Release. Executive and the Company further agree that the payments and benefits provided to Executive pursuant to the Transition Agreement constitute good and valuable consideration over and above anything of value to which the Executive is already entitled. Executive understands and agrees that this Release is intended to supplement, not amend, the Transition Agreement.

2.    Executive acknowledges and agrees that no other sums, amounts, benefits or privileges, unless set forth in the Transition Agreement, are or will be due or owing to Executive, and expressly waives any rights or claims to additional sums, amounts, benefits or privileges not expressly provided for in the Transition Agreement.
3.    Executive, for and on behalf of himself and his heirs, administrators, executors and assigns, hereby irrevocably and unconditionally releases, remises and discharges the Company and its affiliates, subsidiaries and joint ventures, and any of its or their respective shareholders, directors, members, officers, employees, partners, representatives, agents, predecessors, successors, assigns and/or attorneys (hereinafter collectively referred to as the “Company Released Parties”), from and waives any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Executive has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Executive waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, his employment with Company, his compensation by the Company (including, except as provided herein, any bonuses, incentives, relocation benefits, paid time off and benefits), and/or his transition to the position of Chief Financial Officer Emeritus and termination of employment, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the New York State and City Human Rights Acts, as amended; the Florida Civil Rights Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. §1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; Executive Orders 11246 and 11073; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act of 2010, and any other federal, state, local or foreign equal opportunity law, constitutional provision, statute, common law doctrine, public policy, executive order, or municipal ordinance; and any other causes of action or claims based upon any other federal, state, local or foreign laws or municipal ordinances or upon common law affecting or relating to the claims or rights of employees, including any and all suits in tort (including negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action

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which Executive had, now has or may claim to have against the Company Released Parties, or which Executive, his heirs, executors, administrators, successors and assigns hereafter can, shall or may have for any reason against the Company Released Parties. Notwithstanding the above, nothing in this section or this Release shall release the Company Released Parties from: (i) any action for breach of its obligations under this Release or the Transition Agreement; (ii) Executive’s right to accrued, vested benefits under any employee benefit plan of the Company in which Executive participated (excluding any severance or similar plan or policy), in accordance with the terms thereof; (iii) any claims that cannot be waived by law, including without limitation any claims filed with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or the U. S. Department of Labor, or claims under the ADEA that arise after the date of this Release, or that arise after the date on which Executive executes this Release; (iv) any rights or claims under the ADEA that may arise after the date that Executive executes this Release; (v) right to indemnification, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; and (iv) Executive’s coverage under applicable directors’ and officers’ liability insurance. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.
4.    Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to fully and forever release, remise and discharge all claims which Executive had, may have had, or now have against the Company Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, Executive expressly waives and releases any provision of law that purports to limit the scope of a general release. Executive acknowledges and agrees that as of the date Executive executes this Release, Executive has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
5.     Executive represents that he has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 3 of this Release and further agrees that this Release may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Executive also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Executive, he shall promptly withdraw from and request that such court dismiss any such action. Executive further represents that he will not voluntarily lend his support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party and he will not communicate in any way with the media with respect to any such claim or action (other than to respond that he has “no comment”). Notwithstanding the above representations, the parties acknowledge that Executive has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by him as a way to circumvent his obligations hereunder, his offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. Executive shall refrain from expressing (or causing others to express) to any employee of the Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit Executive from testifying truthfully under oath in any legal proceeding.
6.    Nothing in this Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before

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the EEOC, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Release, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

7.    If Executive engages in conduct which violates any provision of this Release the Company shall be entitled to recover its costs and expenses (including attorney’s fees) and any losses or damages resulting therefrom from monies paid to Executive under the Transition Agreement.
8.    Executive is advised to consult with an attorney prior to executing this Release, and Executive acknowledges that he has had an opportunity to confer with counsel and has been given a period of at least twenty-one (21) days within which to consider this Release. Executive acknowledges that (i) he has read, studied, considered, and deliberated upon this Release, (ii) he has consulted with counsel, and (iii) he fully understands and is in complete agreement with all of the terms of this Release, and (iv) he has signed this Release knowingly and voluntarily.
9.    This Release may be revoked by Executive for a period of seven (7) days following his execution of the Release (the “Revocation Period”) by notifying [CONTACT] (the “Company Representative”), [TITLE], [ADDRESS], by email ([EMAIL ADDRESS]), by fax ([FAX NUMBER]) or by a recognized national overnight courier service to the address specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following Executive’s execution of this Release. In the event that Executive revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any of its affiliates will have any obligations to provide Executive the payments and benefits described in the Transition Agreement.
10.    This Release shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Release shall be brought only in a state or federal court in Jacksonville, Florida.
11.    Executive’s signature transmitted by facsimile and by electronic mail in PDF format shall be deemed to be the original signature for all purposes.
12.     The provisions of this Release will be binding upon Executive’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

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[Remainder of Page Intentionally Left Blank; Signature on Following Page]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive hereby executes this General Release by signing below voluntarily and with full knowledge of the significance of all of its provisions.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Executed at Jacksonville, Florida this day of _________, 202_.

                    James W. Woodall, individually

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